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                                                                   EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
First Union Management, Inc.:

We consent to the use of our report dated February 4, 2000, with respect to the combined statements of operations, owner's deficiency, and cash flows for the year ended December 31, 1999 of FUMI Parking Business, which report appears in the December 31, 2001, annual report on Form 10-K of First Union Real Estate Equity and Mortgage Investments, as amended, attached as Appendices F-1, F-2, and F-3 to this proxy statement-prospectus and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.

                                          /s/  KPMG LLP
                                          Chartered Accountants

Vancouver, Canada
September 27, 2002